Exhibit 10.54
IDM PHARMA, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of December 11, 2008 (the “Effective Date”), by and between IDM Pharma Inc., a Delaware corporation (the “Company”), and Timothy P. Walbert (the “Executive”). This Agreement shall replace and supersede that certain Employment Agreement between Executive and the Company entered into effective as of May 25, 2007 (the “Prior Agreement”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party.”
Recitals
     A. The Company and Executive previously entered into the Prior Agreement and desire to amend and restate the Prior Agreement in its entirety as set forth herein, effective as of the Effective Date, in order to clarify the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), to the benefits provided to Executive under the Prior Agreement.
     B. The Company desires to retain the Executive’s experience, skills, abilities, background and knowledge and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.
     C. The Executive desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.
Agreement
     In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
     1. Employment.
          1.1 Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. Executive’s employment under this Agreement shall continue until it is terminated pursuant to Section 4 herein (the “Term”).
          1.2 Title. The Executive shall have the title of President and Chief Executive Officer (“CEO”) of the Company and shall serve in such other capacity or capacities commensurate with his position as the Board of Directors of the Company (the “Board“) may from time to time prescribe.

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          1.3 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and shall have the authority and responsibilities which are normally associated with the position of CEO. The Executive shall report to the Board.
          1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and the policies and practices established by the Company and the Board. The Executive will acknowledge in writing that he has read the Company’s Employee Handbook that will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.
          1.5 Location. Unless the Parties otherwise agree in writing, during the Term, the Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices, located in Irvine, California; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.
     2. Loyal and Conscientious Performance; Noncompetition.
          2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.
          2.2 Covenant not to Compete. During the Term of this Agreement, and during any period in which the Executive receives severance benefits from the Company, the Executive shall not engage in competition with the Company and/or any of its controlled Affiliates (as defined below), either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company, except with the prior written consent of the Company’s Board. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. Ownership by the Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 2.2.
          2.3 Agreement not to Participate in Company’s Competitors. During the Term, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity

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that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 2.3.
     3. Compensation of the Executive.
          3.1 Base Salary. The Company shall pay the Executive a base salary at the initial annualized rate of three hundred ninety thousand dollars ($410,000) per year (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive’s Base Salary will be reviewed annually.
          3.2 Discretionary Bonus. Provided the Executive meets the conditions stated in this Section 3.2, the Executive shall be eligible for an annual discretionary bonus (“Bonus”) with a target amount of fifty percent (50%) of his annual salary, based on the Board’s determination in good faith, in its sole discretion, of whether the Executive has met such performance milestones as are established for the Executive by the Board in good faith in consultation with the Executive (“Performance Milestones”). The Performance Milestones will be based on certain factors including, but not limited to, the Executive’s performance and the Company’s financial performance. The Executive’s bonus for 2007, if any, will be prorated based upon the fraction of the year that he is employed by the Company where the numerator will equal the number of days employed in 2007 and the denominator will equal three hundred sixty-five (365). The Board will have the sole discretion to award any Bonus and to determine the amount of any such Bonus. The Executive must be employed on the date the Bonus is awarded to be eligible for the Bonus, subject to the termination provisions thereof. Any Bonus will be paid no later than March 15 of the calendar year following the year in which the Bonus is awarded.
          3.3 Stock Options. Subject to the approval by the Company’s stockholders at the 2007 annual stockholders’ meeting of an amendment to the Company’s 2000 Stock Plan, as amended (the “Plan”) to increase the number of shares available for issuance under the Plan (the “Shareholder Approval Requirement”), pursuant to the terms of the Plan, the Executive shall be granted, within 10 days of commencing employment, an option to purchase two hundred thousand (200,000) shares of the Company’s common stock (the “Option”). The exercise price of the Option will be set at the closing price of the Company’s common stock as quoted on the Nasdaq Global Market on the date of the grant. The Option will vest daily in equal installments over a period of four (4) years from the effective date of the Prior Agreement for so long as the Executive provides Continuous Service (as defined in the Plan) to the Company.
          3.4 Deferred Issuance Restricted Stock Award. Subject to the Shareholder Approval Requirement, pursuant to the terms of the Plan, the Executive will be granted, within 10 days of commencing employment, a deferred issuance stock award covering eighty thousand

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(80,000) shares of the Company’s common stock (the “Stock Award”). Forty thousand (40,000) shares of the Stock Award shall vest on the first anniversary of the effective date of the Prior Agreement and the remaining forty thousand (40,000) shares of the Stock Award shall vest on the second anniversary of the effective date of the Prior Agreement, provided in both instances that the Executive shall have provided Continuous Service (as defined in the Plan) to the Company through the vesting date(s). The Stock Award shares shall issue upon the earlier of i) the fifth anniversary of the grant date; or ii) the date upon which the Executive’s employment by the Company terminates, subject to, in the case of either termination by the Company of the Executive’s employment without “Cause” (as defined below) or termination by the Executive of the Executive’s employment for “Good Reason” (as defined below), the Executive’s delivery of an effective Release within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of employment and permitting the Release Effective Date to occur as provided by Section 4.7 of this Agreement in exchange for any acceleration of shares provided by Section 4.4.3(iii) or (iv).
          3.5 Re-location Expenses. Upon appropriate proof and verification of such expenses, and provided that the Executive is employed by the Company on the date upon which such expenses are incurred, the Company shall reimburse the Executive for the cost of renting a suitable residence in the Orange County area for the period following the Executive’s assumption of duties under the Prior Agreement and continuing through the end of June 2008, up to a maximum of four thousand five hundred dollars ($4,500) per month. Executive shall submit receipts for the expenses reimbursed under this Section 3.5 within 90 days after the expense is incurred. Such reimbursement payments shall be made promptly by the Company, but in no event later than the end of 2009.
          3.6 Changes to Compensation. The Executive’s compensation may be changed from time to time by mutual agreement of the Executive and the Company.
          3.7 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
          3.8 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees, provided however, that the Executive shall be entitled to at least four (4) weeks of paid vacation annually.
     4. Termination.
          4.1 Termination By the Company. The Executive’s employment with the Company may be terminated under the following conditions:
               4.1.1 Termination for Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or “Complete Disability” (as defined in Section 4.4.1), provided, however, that this Section 4.1.1

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shall in no way limit the Company’s obligations to provide such reasonable accommodations to Executive as may be required by law.
               4.1.2 Termination by the Company For Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause” (as defined in Section 4.5.3) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination, provided that such notice is delivered within two (2) months following the occurrence of any event or events constituting “Cause”. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date of the notice or such date as specified in the notice. The Executive shall have the right to appear before the full Board before any termination for Cause.
               4.1.3 Termination by the Company Without Cause. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason, or no reason. Such termination shall be effective on the date the Executive is so informed or as otherwise specified by the Company.
          4.2 Termination By The Executive. The Executive may terminate his employment with the Company at any time and for any reason or no reason, including, but not limited, under the following conditions:
               4.2.1 Good Reason. The Executive may terminate his employment under this Agreement for “Good Reason” (as defined in Section 4.5.2) by delivery of written notice to the Company specifying the “Good Reason” relied upon by the Executive for such termination, provided that such notice is delivered within sixty (60) days following the occurrence of any event or events constituting Good Reason.
               4.2.2 Without Good Reason. The Executive may terminate the Executive’s employment hereunder for other than Good Reason upon thirty (30) days written notice to the Company.
          4.3 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.
          4.4 Compensation Upon Termination.
               4.4.1 Death or Complete Disability. If the Executive’s employment shall be terminated by death or Complete Disability as provided in Section 4.1.1, the Company shall pay to the Executive, and/or Executive’s heirs, all earned but unpaid Base Salary, any earned but unpaid discretionary bonuses for any prior period at such time as bonuses would have been paid if the Executive remained employed, all accrued but unpaid business expenses and all accrued but unused vacation time earned through the date of termination at the rate in effect at the time of termination (“Accrued Amounts”), less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement, except to the extent that the Executive and/or Executive’s heirs

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is/are eligible for benefits pursuant to any insurance policies maintained by the Company in connection with his death or Complete Disability, and except as otherwise provided by law. The Executive shall also be eligible to receive a pro-rated bonus for the year of termination, as determined by the Board or the Compensation Committee of the Board based on actual performance and the period of the year he was employed (the “Pro-rata Bonus”), less standard deductions and withholdings, to be paid as a lump sum within thirty (30) days after the date of termination.
               4.4.2 With Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder without Good Reason, the Company shall pay the Executive’s Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement, except as provided by law.
               4.4.3 Without Cause or For Good Reason. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Company shall pay the Accrued Amounts and Pro-rata Bonus subject to standard deductions and withholdings, to be paid as a lump sum promptly after the date of termination. In addition, subject to the limitations stated in Section 4.4.5 herein and upon the Executive’s furnishing an effective Release within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of employment and permitting the Release Effective Date to occur as provided by Section 4.7 of this Agreement, the Executive shall be entitled to:
               (i) the equivalent of the Executive’s annual Base Salary in effect at the time of termination for a period of twelve (12) months (the “Severance Period”), less standard deductions and withholdings, to be paid as a lump sum promptly after the date of termination.
               (ii) in the event the Executive elects continued coverage under COBRA, the Company will pay the same portion of Executive’s COBRA health insurance premium as the percentage of health insurance premiums that it paid during the Executive’s employment up until the earlier of either (i) the last day of the Severance Period or, (ii) the date on which the Executive begins full-time employment with another company or business entity which provides comparable health insurance coverage to the Executive.
               4.4.4 Equity Award Acceleration.
               (i) Not in connection with a Change in Control. In the event that the Executive’s employment is terminated without Cause or for Good Reason before the first anniversary of the effective date of the Prior Agreement, and Section 4.4.4 (ii) below does not apply, the vesting of the Stock Award shall be accelerated such that forty thousand (40,000) of the Stock Award shares shall be fully vested and the vesting of the Option shall be accelerated such that twenty-five percent (25%) of the Option shares shall be deemed vested and immediately exercisable. In the event that the Executive’s employment is terminated without

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Cause or for Good Reason on or after the first anniversary of the effective date of the Prior Agreement, and Section 4.4.4(ii) below does not apply, the vesting of the Stock Award shall be accelerated such that one hundred percent (100%) of the Stock Award shares shall be fully vested.
               (ii) In connection with a Change in Control. In the event that the Executive’s employment is terminated without Cause or for Good Reason within the ninety (90) days immediately preceding or the twelve (12) months immediately following a Change in Control (as defined in Section 4.5.3) of the Company, the vesting of the Option and the Stock Award shall be fully accelerated such that on the effective date of such termination one hundred percent (100%) of the Option and Stock Award shares shall be fully vested and immediately exercisable.
               (iii) Release and waiver. Any acceleration pursuant to this Section 4.4.4 shall be conditioned upon and subject to the Executive’s delivery to the Company of a fully effective Release in accordance with the terms specified in Section 4.7 hereof and such acceleration shall be in addition to the benefits provided by Section 4.4.3 hereof.
               4.4.5 Conditions. Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations and the Executive’s rights pursuant to Section 4.4.3 and 4.4.4 shall cease and be rendered a nullity immediately should the Executive violate any provision of Section 2.2 herein, or should the Executive violate the terms and conditions of the Executive’s Proprietary Information and Inventions Agreement’
          4.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               4.5.1 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Determination of Disability shall be a final and binding determination made by the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board in a manner consistent with its definition as provided in Treasury Regulations Section 1.409A-3(i)(4)(i). The date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

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               4.5.2 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:
               (i) a material reduction in the Executive’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction;
               (ii) the relocation of the Company’s executive offices or principal business location to a point more than thirty (30) miles from Irvine, California;
               (iii) the relocation of the Executive’s principal place of business to a point more than thirty (30) miles from the Irvine, California; or
               (iv) a material reduction by the Company of the Executive’s base salary as initially set forth herein or as the same may be increased from time to time, provided that if such reduction occurs in connection with a Company-wide decrease in Executive salaries and the percent decrease in the Executive’s base salary does not exceed the percent decrease in base salary of any other executive of the Company such reduction will not constitute Good Reason to terminate Executive’s employment for purposes of this Agreement.
Provided however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Executive within sixty (60) days following the first occurrence of the condition that he consider to constitute Good Reason describing the condition and the Company fails to remedy such condition within thirty (30) days following such written notice, and (ii) the Executive terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
               4.5.3 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined reasonably and in good faith by the Board or a committee designated by the Board:
               (i) the Executive’s willful and habitual failure to attend to his duties as assigned by the Board of Directors or officers of the Company to whom he reports;
               (ii) willful misconduct by the Executive related to the Company or his duties which materially and adversely reflects upon his ability to perform his duties for the Company;
               (iii) the Executive’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company;
               (iv) the Executive’s engaging or in any manner participating in any activity which violates any provisions of Section 2 hereof or the Executive’s Proprietary Information and Inventions Agreement with the Company; or

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               (v) the Executive’s commission of any fraud against the Company, its controlled Affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.
               4.5.4 Change in Control. For purposes of this Agreement, “Change in Control” means: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least seventy-five percent (75%) of the combined voting power entitled to vote in the election of Directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
          4.6 Survival of Certain Sections. Sections 2.2, 4.4.5, 5, and 16 of this Agreement will survive the termination of this Agreement.
          4.7 Release. In order to be eligible to receive benefits under the Plan, the Executive must execute and return to the Company a general waiver and release in substantially the form attached hereto as Exhibit A (the “Release”) within the time frame set forth therein but in no event later than 45 days following the termination of the Executive’s employment, and permit such Release to become fully effective in accordance with its terms, (the date the Executive’s Release becomes fully effective, the “Release Effective Date”), provided, however, no such Release shall require the Executive to forego any unpaid salary or any accrued but unpaid vacation pay. The Company has the authority, in its discretion, to modify the form of the release as necessary to comply with changes in applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Executive.
          4.8 Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for

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this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.
     The accounting firm then engaged by the Company for general audit purposes shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.
          4.9 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
          For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section

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409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.
          Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.
          4.10 Board membership. In the event that the Executive is a member of the Board, on the effective date of the termination of the Executive’s employment, the Executive shall immediately resign from the Board. In the event that the Executive refuses to so resign, he shall be automatically removed from the Board without the necessity of formal Board action and he shall forfeit any and all right to the benefits provided by this Agreement.
          4.11 Indemnification Agreement. The Company and Executive will remain subject to the indemnification agreement previously entered into in connection with the Prior Agreement.
     5. Confidential And Proprietary Information.
          As a condition of employment the Executive agrees to execute and abide by the Company’s standard form of proprietary information and inventions agreement.
     6. Assignment and Binding Effect.
          This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and a successor, assigns and legal representatives, provided that the Agreement may only be assigned to an aquirer of all or substantially all of the Company’s assets. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any tie, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

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     7. Notices.
          All notices or demands of any kind required or permitted to be given by the Company or the Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:
IDM Pharma Inc.
9 Parker
Suite 100
Irvine, California 92618
Attention: Chief Executive Officer
If to the Executive:
Timothy P. Walbert
c/o IDM Pharma Inc.
9 Parker
Suite 100
Irvine, California 92618
Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.
     8. Choice of Law.
          This Agreement is made in the State of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.
     9. Integration.
          This Agreement, including Exhibit A, the Stock Option Agreement and the Plan, as well as the Employee Handbook contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.
     10. Amendment.
          This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

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     11. Waiver.
          No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
     12. Severability.
          The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.
     13. Interpretation; Construction.
          The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
     14. Representations and Warranties.
          The Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.
     15. Counterparts.
          This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
     16. Arbitration.
          To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be

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resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in Orange County, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, the Executive and the Company hereby waive any right to a jury trial. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, the Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.
     17. Trade Secrets Of Others.
          It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.
     18. Advertising Waiver.
          For so long as he remains employed, the Executive agrees to permit the Company, and persons or other organizations authorized by the Company to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

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          In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

IDM Pharma, Inc.
By:	/s/ Robert J. De Vaere
Its: Senior Vice President, Finance and Administration and Chief Financial Officer

Dated: December 30, 2008

Executive:
/s/ Timothy P. Walbert
Timothy P. Walbert
Dated: December 28, 2008

15.

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE
OR FOR GOOD REASON
     In consideration of the payments and other benefits set forth in the Amended and Restated Employment Agreement of December 11, 2008, to which this form is attached, I, Timothy P. Walbert, hereby furnish IDM Pharma Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
     In exchange for the consideration provided to me by the Employment Agreement that I, in such capacity, am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to

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consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.
     I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.
     This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: ____________	By:
Timothy P. Walbert

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